Exhibit 99.1

CoStar Group First Quarter 2020 Revenues Increase 19% Year-over-Year, with
Net Income of $73 Million, EBITDA of $100 Million, and Cash Position of $1.9 Billion

WASHINGTON - April 28, 2020 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the quarter ended March 31, 2020, was $392 million, an increase of 19% over revenue of $328 million for the first quarter of 2019. Traffic to CoStar Group’s information and marketplace platforms, Apartments.com, CoStar, LoopNet, Lands of America, Realla, and Belbex reached record levels in the first quarter 2020 both individually and in aggregate with an average of 55 million total, monthly unique visitors, up from 49 million monthly unique visitors in the first quarter of 2019.

“We are pleased with our very strong results in the first quarter of 2020,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “As with every business, the COVID-19 pandemic has upended our normal operations. The pandemic hit operations in CoStar’s Beijing office first giving us advance warning and some time to prepare to transition 100% of our North American and European operations to 100% digital remote work. We believe that 95% of CoStar Group’s staff have successfully transitioned to working remotely over the past six weeks at 90% productivity. We believe that our products remain mission critical to the vast majority of our clients as they deal with pandemic driven market disruptions."

Florance continued, “We generated Company-wide net new sales bookings of $48 million in the first quarter of 2020, which is an outstanding achievement given the unprecedented events in March. Demonstrating the value of our marketplaces, LoopNet had its best sales quarter ever and Apartments.com turned in its second-best sales quarter ever. As a result, we were able to achieve overall revenue growth of 19% in the first quarter of 2020, with Apartments.com growing revenue 20% and LoopNet revenues up 23% year-over-year compared to the first quarter of 2019.”

Year 2019-2020 Quarterly Results - Unaudited
(in millions, except per share data)
	2019				2020
	Q1	Q2	Q3	Q4	Q1

Revenues	$328	$344	$353	$375	$392
Net income	85	63	79	88	73
Net income per share - diluted	2.33	1.73	2.15	2.39	1.98
Weighted average outstanding shares - diluted	36.6	36.6	36.7	36.7	36.8

EBITDA	113	94	113	125	100
Adjusted EBITDA	125	110	129	142	124
Non-GAAP net income	92	82	96	103	90
Non-GAAP net income per share - diluted	2.53	2.23	2.61	2.82	2.44

Net income for the first quarter of 2020 was $73 million or $1.98 per diluted share. EBITDA for the first quarter of 2020 was $100 million. Adjusted EBITDA (which excludes stock-based compensation, acquisition and integration related costs and other items as described below) for the first quarter of 2020 was $124 million.

Non-GAAP net income (which excludes amortization of acquired intangible assets, stock-based compensation and other items as described below) for the first quarter of 2020 was $90 million or $2.44 per diluted share.

On March 25, 2020 the Company borrowed $745 million under its revolving credit facility in order to provide increased liquidity and financial flexibility. As of March 31, 2020, the Company had approximately $1.9 billion in cash and cash equivalents, and $745 million in outstanding debt.

2020 Outlook
Due to the rapidly changing environment and continued uncertainty resulting from the global impact of the pandemic, we are withdrawing our previously announced guidance for the full year 2020, which was issued on February 25, 2020. The subscription nature of our business model allows for greater visibility to revenue in the near term within a reasonable range. Accordingly, we will only be providing guidance for the second quarter of 2020 at this time.

The Company expects revenue for the second quarter of 2020 in the range of $387 million to $392 million, representing revenue growth of 13% compared to the second quarter of 2019 at the midpoint of the range.

The Company expects adjusted EBITDA in a range of $110 million to $115 million for the second quarter of 2020, representing growth of 2% year-over-year at the midpoint of the range.

We expect second quarter 2020 non-GAAP net income per diluted share in a range of $2.02 to $2.12 based on 36.8 million shares. This range includes a non-GAAP tax rate of 25%.

The preceding forward-looking statements reflect CoStar Group’s expectations as of April 28, 2020, including forward-looking non-GAAP financial measures on a consolidated basis, based on current estimates, expectations and trends. Given the risk factors, rapidly evolving economic environment, and uncertainties and assumptions discussed in this release and in our quarterly reports on Form 10-Q and annual reports on Form 10-K, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and other disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before interest and other income (expense), loss on debt extinguishment, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before stock-based compensation expense, acquisition- and integration-related costs for pending and completed acquisitions, restructuring costs, and settlements and impairments incurred outside the Company’s normal course of business.

Non-GAAP net income is a non-GAAP financial measure determined by adjusting GAAP net income attributable to CoStar Group for stock-based compensation expense, acquisition- and integration-related costs for pending and completed acquisitions, restructuring costs, settlement and impairment costs incurred outside the Company's normal course of business and loss on debt extinguishment, as well as amortization of acquired intangible assets and other related costs, and then subtracting an assumed provision for income taxes. In 2020, the Company is assuming a 25% tax rate in order to approximate our statutory corporate tax rate excluding the impact of discrete items.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share. For periods with GAAP net losses and non-GAAP net income, the weighted average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Earnings Conference Call
Management will conduct a conference call at 5:00 PM EDT on Tuesday, April 28, 2020 to discuss earnings results for the first quarter 2020 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at investors.costargroup.com. To join the conference call by telephone, please dial (866) 627-4249 (from the United States and Canada) or (825) 312-2385 (from all other countries) and refer to access code 1928919. The webcast replay will also be available in the Investor section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019

Revenues	$391,847	$328,425
Cost of revenues	78,909	71,153
Gross profit	312,938	257,272

Operating expenses:
Selling and marketing (excluding customer base amortization)	125,107	88,094
Software development	41,610	27,928
General and administrative	58,873	40,076
Customer base amortization	11,484	7,682
	237,074	163,780

Income from operations	75,864	93,492
Interest and other income	4,518	4,945
Interest and other expense	(2,026)	(732)
Income before income taxes	78,356	97,705
Income tax expense	5,563	12,536
Net income	$72,793	$85,169

Net income per share - basic	$2.00	$2.35
Net income per share - diluted	$1.98	$2.33

Weighted average outstanding shares - basic	36,471	36,237
Weighted average outstanding shares - diluted	36,776	36,567

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures - Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income
	Three Months Ended March 31,
	2020	2019
Net income	$72,793	$85,169
Income tax expense	5,563	12,536
Income before income taxes	78,356	97,705
Amortization of acquired intangible assets	17,489	13,195
Stock-based compensation expense	15,180	12,029
Acquisition and integration related costs	8,713	249
Restructuring and related costs	—	68
Non-GAAP income before income taxes	119,738	123,246
Assumed rate for income tax expense *	25%	25%
Assumed provision for income tax expense	(29,935)	(30,812)
Non-GAAP net income	$89,804	$92,434

Net income per share - diluted	$1.98	$2.33
Non-GAAP net income per share - diluted	$2.44	$2.53

Weighted average outstanding shares - basic	36,471	36,237
Weighted average outstanding shares - diluted	36,776	36,567

* A 25% tax rate is assumed for 2020 and 2019, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended March 31,
	2020	2019
Net income	$72,793	$85,169
Amortization of acquired intangible assets in cost of revenues	6,005	5,513
Amortization of acquired intangible assets in operating expenses	11,484	7,682
Depreciation and other amortization	6,767	6,464
Interest and other income	(4,518)	(4,945)
Interest and other expense	2,026	732
Income tax expense	5,563	12,536
EBITDA	$100,120	$113,151
Stock-based compensation expense	15,180	12,029
Acquisition and integration related costs	8,713	249
Restructuring and related costs	—	68
Adjusted EBITDA	$124,013	$125,497

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$1,927,923	$1,070,731
Accounts receivable	120,559	96,788
Less: Allowance for credit losses	(8,311)	(4,548)
Accounts receivable, net	112,248	92,240
Prepaid expenses and other current assets	30,219	36,194
Total current assets	2,070,390	1,199,165

Long-term investments	—	10,070
Deferred income taxes, net	4,762	5,408
Property and equipment, net	106,409	107,529
Lease right-of-use assets	112,811	115,084
Goodwill	1,873,987	1,882,020
Intangible assets, net	400,689	421,196
Deferred commission costs, net	91,000	89,374
Deposits and other assets	9,743	9,232
Income tax receivable	14,806	14,908
Total assets	$4,684,597	$3,853,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,486	$7,640
Accrued wages and commissions	49,302	53,087
Accrued expenses	40,310	38,680
Income taxes payable	12,183	10,705
Lease liabilities	27,681	29,670
Deferred revenue	84,717	67,274
Total current liabilities	236,679	207,056

Long-term debt	745,000	—
Deferred income taxes, net	88,799	87,096
Income taxes payable	20,611	20,521
Lease and other long-term liabilities	130,697	133,720
Total liabilities	$1,221,786	$448,393

Total stockholders’ equity	3,462,811	3,405,593
Total liabilities and stockholders’ equity	$4,684,597	$3,853,986

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$72,793	$85,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,256	19,659
Amortization of deferred commissions costs	14,747	12,407
Amortization of debt issuance costs	292	219
Realized loss on investments	541	—
Non-cash lease expense	6,261	5,197
Stock-based compensation expense	15,180	12,029
Deferred income taxes, net	2,825	3,702
Credit loss expense	6,183	2,185
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(26,613)	(5,835)
Income taxes payable	1,624	8,311
Prepaid expenses and other current assets	1,838	206
Deferred commissions	(16,523)	(13,729)
Other assets	1,215	(59)
Accounts payable and other liabilities	15,564	15,068
Lease liabilities	(6,967)	(4,743)
Deferred revenue	18,248	8,708
Net cash provided by operating activities	131,464	148,494

Investing activities:
Proceeds from sale and settlement of investments	10,259	—
Purchases of property and equipment and other assets	(7,133)	(9,429)
Cash paid for acquisitions, net of cash acquired	(432)	—
Net cash provided by (used in) investing activities	2,694	(9,429)

Financing activities:
Proceeds from long-term debt	745,000	—
Repurchase of restricted stock to satisfy tax withholding obligations	(30,144)	(18,679)
Proceeds from exercise of stock options and employee stock purchase plan	10,295	12,061
Net cash provided by (used in) financing activities	725,151	(6,618)

Effect of foreign currency exchange rates on cash and cash equivalents	(2,117)	(46)
Net increase in cash, cash equivalents and restricted cash	857,192	132,401
Cash, cash equivalents and restricted cash at the beginning of period	1,070,731	1,100,416
Cash, cash equivalents and restricted cash at the end of period	$1,927,923	$1,232,817

CoStar Group, Inc.
Disaggregated Revenues - Unaudited
(in thousands)

	Three Months Ended March 31,
	2020			2019
	North America	International	Total	North America	International	Total
Information and analytics
CoStar Suite	$157,335	$7,621	$164,956	$140,973	$6,728	$147,701
Information services	25,690	6,692	32,382	16,591	2,259	18,850
Online marketplaces
Multifamily	137,460	—	137,460	114,268	—	114,268
Commercial property and land	56,962	87	57,049	47,405	201	47,606
Total revenues	$377,447	$14,400	$391,847	$319,237	$9,188	$328,425

CoStar Group, Inc.
Results of Segments - Unaudited
(in thousands)

	Three Months Ended March 31,
	2020	2019
EBITDA
North America	$102,413	$115,268
International	(2,293)	(2,117)
Total EBITDA	$100,120	$113,151

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures with 2019-2020 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2019				2020
	Q1	Q2	Q3	Q4	Q1

Net income	$85.2	$63.2	$78.6	$87.9	$72.8
Income tax expense	12.5	16.8	20.3	26.4	5.6
Income before income taxes	97.7	80.0	98.9	114.3	78.4
Amortization of acquired intangible assets	13.2	12.2	12.5	17.4	17.5
Stock-based compensation expense	12.0	13.8	13.1	13.3	15.2
Acquisition and integration related costs	0.2	0.5	2.3	3.7	8.7
Restructuring and related costs	0.1	2.2	0.8	—	—
Settlements and impairments	—	—	—	(10.8)	—
Non-GAAP income before income taxes	123.2	108.7	127.6	137.9	119.8
Assumed rate for income tax expense *	25%	25%	25%	25%	25%
Assumed provision for income tax expense	(30.8)	(27.2)	(31.9)	(34.5)	(30.0)
Non-GAAP net income	$92.4	$81.5	$95.7	$103.4	$89.8

Non-GAAP net income per share - diluted	$2.53	$2.23	$2.61	$2.82	$2.44

Weighted average outstanding shares - basic	36.2	36.3	36.3	36.4	36.5
Weighted average outstanding shares - diluted	36.6	36.6	36.7	36.7	36.8

* A 25% tax rate is assumed for 2020 and 2019, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2019				2020
	Q1	Q2	Q3	Q4	Q1

Net income	$85.2	$63.2	$78.6	$87.9	$72.8
Amortization of acquired intangible assets	13.2	12.2	12.5	17.4	17.5
Depreciation and other amortization	6.5	6.5	6.3	6.5	6.8
Interest and other income	(4.9)	(5.9)	(5.4)	(13.8)	(4.5)
Interest and other expense	0.7	0.7	0.7	0.5	2.0
Income tax expense	12.5	16.8	20.3	26.4	5.6
EBITDA	$113.2	$93.5	$113.0	$124.9	$100.2
Stock-based compensation expense	12.0	13.8	13.1	13.3	15.1
Acquisition and integration related costs	0.2	0.5	2.3	3.7	8.7
Restructuring and related costs	0.1	2.2	0.8	—	—
Adjusted EBITDA	$125.5	$110.0	$129.2	$141.9	$124.0

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance - Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range
	For the Three Months
	Ended June 30, 2020
	Low	High

Net income	$44,000	$51,000
Income tax expense	13,000	13,000
Income before income taxes	57,000	64,000
Amortization of acquired intangible assets	18,000	18,000
Stock-based compensation expense	16,000	15,000
Acquisition and integration related costs	8,000	7,000
Non-GAAP income before income taxes	99,000	104,000
Assumed rate for income tax expense *	25%	25%
Assumed provision for income tax expense	(24,800)	(26,000)
Non-GAAP net income	$74,200	$78,000

Net income per share - diluted	$1.20	$1.39
Non-GAAP net income per share - diluted	$2.02	$2.12

Weighted average outstanding shares - diluted	36,800	36,800

* A 25% tax rate is assumed, which approximates our statutory corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range
	For the Three Months
	Ended June 30, 2020
	Low	High
Net income	$44,000	$51,000
Amortization of acquired intangible assets	18,000	18,000
Depreciation and other amortization	7,000	7,000
Interest and other expense, net	4,000	4,000
Income tax expense	13,000	13,000
Stock-based compensation expense	16,000	15,000
Acquisition and integration related costs	8,000	7,000
Adjusted EBITDA	$110,000	$115,000

All Contacts
Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Sarah Spray
Vice President
Investor Relations
(202) 346-6394
sspray@costar.com

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. STR provides premium data benchmarking, analytics and marketplace insights for the global hospitality sector. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 6 million monthly unique visitors. Realla is the UK’s most comprehensive commercial property digital marketplace. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. CoStar Group’s websites attracted an average of approximately 55 million unique monthly visitors in aggregate in the first quarter of 2020. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe, Canada and Asia with a staff of over 4,200 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release and the Company’s earnings conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: uncertainty surrounding the impact of the COVID-19 outbreak, including volatility in the international and U.S. economy, worker absenteeism, quarantines or other travel or health-related restrictions; the length and severity of the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; government and private actions taken to control the spread of COVID-19; the risk that the trends stated or implied by this release or in the earnings conference call cannot or will not be sustained at the current pace or may increase or decrease, including trends related to revenue, net income, non-GAAP net income, EBITDA, adjusted EBITDA, unique visitors, net new sales bookings and renewal rates; the risk that the Company is unable to sustain current revenue, earnings and net new sales bookings growth rates or increase them; the risk that revenues for the second quarter 2020 will not be as stated in this press release; the risk that net income for the second quarter 2020 will not be as stated in this press release; the risk that adjusted EBITDA for the second quarter 2020 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the second quarter 2020 will not be as stated in this press release; the risk that the tax rate estimate stated in this press release is incorrect or may change; the possibility that the Company’s investment plans or strategy may change; and the possibility that the acquisition of RentPath does not close when expected or at all. More information about potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2019, which is filed with the SEC, including in the “Risk Factors” section of that filing, as well as CoStar’s other filings with the SEC available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.